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                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)       July 3, 1997
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                            First Citizens Banc Corp
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            (Exact name of registration as specified in its charter)

            Ohio                          0-25980               34-1558688
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(State or other Jurisdiction      (Commission File Number)     (IRS Employer
of Incorporation)                                           Identification No.)

100 E. Water Street, P. O. Box 5016, Sandusky, Ohio  44870
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                    (Address of principal executive offices)

Registrant's telephone number, including area code:    (419)  625-4121
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                                       N/A
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          (Former name of former address, if changed since last report)



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                     ITEM 5. FIRST CITIZENS BANC CORP AND
        THE FARMERS STATE BANK SIGN DEFINITIVE MERGER AGREEMENT

         Sandusky, Ohio - First Citizens Banc Corp (Nasdaq Bulletin Board ("FCZA")) and The Farmers State Bank of New Washington ("Farmers") jointly announced today the signing of a definitive agreement for the affiliation of Farmers with First Citizens. First Citizens, having total assets of $309,236,000 at March 31, 1997, is the parent company for The Citizens Banking Company, The Castalia Banking Company, SCC Resources, Inc., and R. A. Reynolds Appraisal Services, Inc., and is headquartered in Sandusky, Ohio. Farmers, a commercial bank located in New Washington, Ohio, having total assets at March 31, 1997 of $153,900,000, is expected to become a separate operating subsidiary of First Citizens and operate under its current name and charter. Farmers operates banking offices in New Washington, Tiro, and Chatfield in Crawford County; Green Camp in Marion County; and Richwood in Union County.

         Under the terms of the agreement, First Citizens will exchange 6.5 shares (the "Exchange Ratio") of its common stock for each of the 200,000 shares of Farmers outstanding stock. Based on the closing bid price of First Citizens on July 1, 1997 of $34.50, the transaction would be valued at approximately $44.85 million, or $224.25 per share of Farmers stock. The merger, which will be accounted for as a pooling of interests, is expected to be consummated during January 1998, pending Farmers and First Citizens shareholder approval, regulatory approval and other customary conditions of closing. The transaction is expected to be a tax-free reorganization for federal income tax purposes.

         First Citizens currently plans to add additional personnel, equipment, ATMs and other operating improvements to Farmers. In addition, First Citizens expects to offer additional loan, deposit, securities brokerage, and trust products not currently offered to Farmers customers. With the added operating expenditures, and excluding the expected revenue enhancements, First Citizens estimates that the transaction will be neutral to earnings per share in the first year following the acquisition and will improve its earnings growth rate in the future.

         David A. Voight, President of First Citizens, stated, "We are very excited about this opportunity to expand into new markets through this merger with Farmers. We are impressed with the way in which the management and Board of Directors has operated Farmers and served their communities over the years. We look forward to welcoming the Farmers customers and employees."

         Dorothy L. Robey, President of Farmers, stated, "We believe that this transaction will benefit our shareholders, customers and employees. Having First Citizens stock will enhance the liquidity for our shareholders. Also, our customers can expect us to offer additional banking products and services, and our employees can grow and prosper as part of a larger company. As part of First Citizens, we will be in a stronger competitive position in the years ahead."

         McDonald & Company Securities, Inc. is serving as First Citizens' financial advisor and Austin Associates, Inc. is serving as Farmers' financial advisor in connection with the transaction.


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        FIRST CITIZENS BANC CORP'S ACQUISITION OF THE FARMERS STATE BANK

                               SUMMARY FACT SHEET

ANNOUNCEMENT DATE:     July 3, 1997
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DEAL STRUCTURE:        Pooling of interests
--------------         Tax-free exchange
                       Due diligence completed
                       Definitive agreement signed
                       $500,000 break-up fee
                       Farmers option to terminate transaction if FCZA stock falls below $26.80

TERMS:                 6.5 shares of First Citizens common for each share
-----                  of Farmers.

TIMING:                Subject to normal regulatory approval and shareholder
------                 approval by both companies.
                       Closing expected by February 1, 1998.

PRICING:               Purchase price per share *               $224.25
-------                Estimated transaction value *            $44.85 million
                       First Citizens shares issued             1,300,000

                       * based upon the closing bid price on July 1, 1997 of $34.50

TRANSACTION RATIONALE:
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          o    Logical contiguous expansion into complementary market.
          o    Expands First Citizens' market area to three additional counties:
               Crawford, Union, and Richland.
          o Farmers has the leading market share in Crawford County with 17.1% of total deposits.
          o First Citizens will have the opportunity to enhance Farmers' net interest margin through a reduction in Farmers' liquidity levels. At March 31, 1997, Farmers had a loan to deposit ratio of only 44.3%.
          o First Citizens will be able to improve Farmers' noninterest revenues through the addition of trust, securities brokerage, ATMs and expanded demand deposit products which are currently not offered to Farmers customers.
          o With the planned operating expense increases and not considering any of the expected revenue enhancements, First Citizens projects the transaction will be neutral to earnings per share in the first year following the acquisition and improved earnings growth rate in the future.


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SIGNATURE:

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             First Citizens Banc Corp

Dated:       July 3, 1997                    /s/ David A. Voight
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                                             David A. Voight, President